July 25, 2014

Securities and Exchange Commission

Attn: Office of the Chief Accountant

100 F Street N.E.

Washington, D.C. 20549

This is to confirm that the client-auditor relationship between the Garmin International, Inc. Retirement Plan

(Commission File Number 0-31983) and Mayer Hoffman McCann P.C. has ceased.

We have read the statements made by the Garmin International, Inc. Retirement Plan in Item 4.01 of the attached Form 8-K, which we understand will be filed with the Securities and Exchange Commission on July 25, 2014.  We agree with the statements made in Item 4.01 of the Form 8-K.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.

cc: Attn: Charles W. Peffer, Audit Committee Chair